Exhibit 99



New York                                             New York
John Diaz                                            Mo Ying W. Seto
Managing Director                                    Senior Vice President
Corporate Finance                                    Corporate Finance
Moody's Investors Service                            Moody's Investors Service
JOURNALISTS: 212-553-0376                            JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653                            SUBSCRIBERS: 212-553-1653

MOODY'S AFFIRMS RATINGS FOR PUBLIC SERVICE ELECTRIC AND GAS COMPANY (A3 SR. SEC.) WITH STABLE OUTLOOK. MOODY'S ALSO AFFIRMS THE DEBT RATINGS OF PUBLIC SERVICE ENTERPRISE GROUP INC. (Baa2 SR. UNSEC.), PSEG POWER LLC (Baa1 SR. UNSEC.) AND PSEG ENERGY HOLDINGS LLC (Baa3 SR. UNSEC.), BUT CHANGES THEIR OUTLOOK TO NEGATIVE

Approximately  $15.9  Billion of Debt  Affected
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New York,  [October  11,  2002] -- Moody's  affirmed  the debt ratings of Public
Service Electric and Gas Company (A3 senior secured) with a stable outlook. At the same time, Moody's affirmed the debt ratings of Public Service Enterprise (Enterprise) Group Inc., (Baa2 senior insecured), PSEG Power (Power) LLC (Baa1 senior unsecured), and PSEG Energy Holdings (Energy Holdings) LLC (Baa3 senior unsecured), but changed their outlook to negative. Moody's action stems from pressures at Energy Holdings' portfolio of investments in Latin America and in leases to the merchant energy sector. In addition, Power faces renewal of its contracts in the near term at time of weaker power prices, which could result in lower margins and cash flow from this subsidiary.

Ratings confirmed include the following:

Public Service Electric and Gas Company's A3 first mortgage bonds; its A3 senior secured pollution control revenue bonds; its shelf registration of senior secured debt rated (P)A3, senior unsecured debt rated (P)Baa1 and subordinated debt/preferred stock rated (P)Baa2(P)Baa3; its revolving credit facilities rated Baa1; and its Baa1 issuer rating. Also confirmed are Public Service Electric and Gas Capital L.P.'s preferred securities rated Baa2; PSE&G Capital Trust II's preferred securities rated Baa2; PSE&G Capital III's and IV's shelf registration of preferred securities rated (P)Baa2; and Public Service Electric and Gas Company's Prime-2 short-term rating for commercial paper.

Energy Holdings is an intermediate holding company for both PSEG Resources (Resources) and PSEG Global (Global). Energy Holdings' revenues and earnings represented 11% and 20% of Enterprise's consolidated revenues and earnings, respectively. Resources has passive investments in leveraged and cross-border leases. Resources' foreign leases are denominated in and payable in U.S. dollars. However, the credit quality of certain domestic Resources' leveraged leases has deteriorated recently. However, 75% of Resources' leases are rated investment grade. Global develops, owns and operates regulated distribution utility systems and electric generation in the U.S., Brazil, Chile, Peru, Poland, Venezuela, Tunisia, Taiwan, and China. Global's investments continue to be exposed to weakened economics in both the U.S. and abroad, as well as political and currency risks. All of Global's Argentina investments ($380 million after-tax) were written off in the second quarter of 2002. While Energy Holdings' cash flow and earnings are diversified, such contributions to Enterprise's consolidated financial results continue to be very modest.

Moody's said that significant portions of Power's supply is contracted indirectly to its regulated transmission and distribution affiliate, Public Service Electric and Gas (PSE&G) and other regulated New Jersey utilities, and such contracted obligations currently extend through July 31, 2003. However, the New Jersey Board of Public Utilities (NJBPU) will conduct its next competitive supply auction in early 2003. At this point, the future terms of such competitive supply contracts have yet to be determined. The New Jersey regulators could potentially consider two-year power contracts or one-year contracts with extension options. While Power has a balanced portfolio with strong locational advantages, the overall outlook for wholesale power markets continues to be weak. Although energy prices are currently higher than they were at the time of initial auction, we believe that future contracted revenues for Power could result in lower margins than under the current Basic Generation Service (BGS) contracts it has with suppliers to New Jersey utilities.

Although PSE&G's regulated transmission and distribution business is less risky than the unregulated generation business, its electric rates have been capped since August 1999. In addition, the utility has reduced its rates by 13.7% during the transition period over the last few years. Through the BGS contract, PSE&G's commodity and price risks are mitigated through July 31, 2003. In May 2002, PSE&G, as required for the state's electric utilities, filed an application with the NJBPU for a $250 million, or 12.8% increase in electricity distribution revenues. The NJBPU is expected to issue a rate order by mid-2003 for the new rates to go into effect on August 1, 2003, the end of the competitive transition period. We believe that the New Jersey regulators would likely issue a reasonable rate decision next year. In early 2003, the NJBPU will conduct a second competitive supply auction in order for the state regulated transmission and distribution utilities to lock in BGS contracts for yet-to-be determined periods to serve their provider of last resort customers who do not choose alternative supplies but remain with the incumbent utilities.

Moody's will monitor the quality of Energy Holdings' portfolio. Further deterioration in the portfolio could lead to further negative rating action. However, improvement in the portfolio, or a significant reduction in financial leverage could help to stabilize its rating.

We will also monitor the outcome of the competitive supply auction. Power's ability to win sound contracts in the auction, particularly if those contracts are for longer terms, would also help to stabilize its rating.

Public Service Enterprise Group, Inc., a diversified energy holding company, is headquartered in Newark, New Jersey.


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